September 17, 2014

Dave Lowrance
P.O. Box 706
Seattle, WA 98111

Re:     Terms of Separation and Consultancy
Dear Dave:
This letter confirms the agreement (this “Agreement”) between you and Acucela, Inc. (the “Company”) concerning the terms of your resignation, and offers you the separation benefits set forth below in exchange for a general release of claims and covenant not to sue.
1.Resignation Date: September 19, 2014 is your last day of employment with the Company (the “Resignation Date”).
2.Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on the first regularly scheduled payroll date following the Resignation Date, we will provide you a final paycheck for all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Resignation Date. By signing below, you acknowledge that the Company does not owe you any other amounts.
3.Separation Benefits: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you, after the Effective Date (as defined below) of this Agreement, with the following:
a.Severance: The Company shall provide you with a lump sum severance payment in the amount of $13,049.00, less applicable federal and state payroll withholdings, which shall be paid on the first payroll date following the Effective Date of this Agreement.
b.Consultancy: Pursuant to the terms of the consulting agreement attached hereto as Exhibit A (the “Consulting Agreement”), the Company agrees to engage you as a consultant (such engagement, the “Consultancy”).
By signing below, you acknowledge that you are receiving the separation benefits outlined in this section in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation benefits.
4.Confidential Information: You hereby acknowledge that you are bound by the Nondisclosure, Invention Assignment, Noncompetition and Nonsolicitation Agreement (the

Dave Lowrance
September 17, 2014

“Confidentiality Agreement,” attached hereto as Exhibit B), and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the Confidentiality Agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone other than in furtherance of your duties pursuant to the Consultancy.

5.General Release and Waiver of Claims:
a.    The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your resignation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company, and their respective owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims arising under or related to your employment relationship with the Company and the termination of that relationship, claims arising from or related to your offer of employment dated March 18, 2011 (the “Offer Letter”), claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation, stock or other forms of equity or other benefits arising out of your employment or your resignation from employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Washington Law Against Discrimination and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.    You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.
c.    You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, and any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
6.Covenant Not to Sue:
a.    To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any

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other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this Agreement.
b.    Nothing in this section shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.
c.    Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
7.Stock Option: Pursuant to the terms of the Stock Option Grants dated May 17, 2011 and May 24, 2012 and the Company’s 2002 Stock Option and Restricted Stock Plan (collectively, the “Stock Option Agreement”), you were granted Options to purchase 135,400 shares of the Company’s Common Stock (the “Option”). On August 18, 2014, you exercised the Option as to 40,500 vested shares pursuant to the terms of your Notice of Exercise of Stock Option dated August 18, 2014. As of the Resignation Date, the Option has vested as to 27,160 shares (the “Vested Shares”), and 67,740 of the shares subject to the Option remain unvested (the “Unvested Shares”). Because your employment is terminating on the Resignation Date, none of the Unvested Shares can ever vest. Pursuant to the Plan, you will have three (3) months after the Resignation Date to exercise the Vested Shares.
8.Mutual Nondisparagement:
a.    Employee Obligations: Employee agrees that Employee will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, consultants, contractors, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit Employee from providing truthful information in response to a subpoena or other legal process.
b.    Company Obligations: The Company agrees to instruct its officers and directors not to disparage Employee with any written or oral statement. So long as Employee refers prospective employers to Company’s Human Resources Department, Human Resources will follow Company policy and only confirm Employee’s dates of employment and last job title held. Nothing in this paragraph shall prohibit Company from providing truthful information in response to a subpoena or other legal process.
9.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Snohomish County, Washington through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction

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September 17, 2014

or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
10.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
11.Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your resignation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
12.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Rule 408 of the Washington Rules of Evidence and/or any other state or federal provisions of similar effect.
13.Complete and Voluntary Agreement: This Agreement, together with Exhibits A and B and the Stock Option Agreement, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including but not limited to the Offer Letter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute this Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
14.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
15.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized

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September 17, 2014

representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original.
16.Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the benefits to be provided to you pursuant to Section 3 will be provided only at the end of that seven (7) day revocation period. This offer shall expire at the conclusion of the twenty-one (21) day review period set forth herein.
17.Effective Date: Provided you sign this Agreement on or after your Resignation Date, this Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
18.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.
If you agree to abide by the terms outlined in this letter, please sign this letter below no earlier than the Resignation Date and also sign the attached copy and return it to me.
Sincerely,
Acucela, Inc.

By: /s/Brian O'Callaghan
Brian O’Callaghan            President & COO

READ, UNDERSTOOD AND AGREED:
/s/Dave Lowrance        Date: September 16, 2014
Dave Lowrance

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EXHIBIT A
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is entered into as of September 20, 2014 (the “Effective Date”), between Acucela, Inc. (“Company”), and Dave Lowrance (“Consultant”).
Company and Consultant desire to have Consultant perform services for Company, subject to and in accordance with the terms and conditions of this Agreement.
THEREFORE, the parties agree as follows:
1.SERVICES
1.1    Statement of Work. Upon the Effective Date of this Consulting Agreement, the Company and Consultant will execute a statement of work, substantially in the form attached hereto as Exhibit A, that describe the specific services to be performed by Consultant (as executed, a “Statement of Work”). The Statement of Work will expressly refer to this Agreement, will form a part of this Agreement, and will be subject to the terms and conditions contained herein. The Statement of Work may be amended only by written agreement of the parties.
1.2    Performance of Services. Consultant agrees to perform services with respect to such matters and projects as are mutually agreed from time to time by and between Consultant and Company, and to perform the services described in Exhibit A hereto (collectively, the “Services”). To the extent any terms set forth in the Exhibit conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the parties in such Exhibit.
2.    PAYMENT
2.1    Fees and Expenses. As Consultant’s sole compensation for the performance of Services, Company will pay Consultant the fees specified in the Statement of Work in accordance with the terms set forth therein, or if applicable, pursuant to Section 8.3 below. Unless otherwise provided in the Statement of Work, Company will also reimburse Consultant for all reasonable and customary out-of-pocket travel, lodging and related expenses incurred by Consultant in connection with Consultant’s performance of Services. At Company’s request, Consultant will furnish Company with copies of receipts and other customary documentation for any expenses for which Consultant requests reimbursement hereunder.
2.2    Payment Terms. All fees and other amounts set forth in the Statement of Work, if any, are stated in and are payable in U.S. dollars. Unless otherwise provided in a Statement of Work, Consultant will invoice Company on a monthly basis for all fees and expenses payable to Consultant. Company will pay the full amount of each such invoice within thirty (30) days following receipt thereof.
3.    RELATIONSHIP OF THE PARTIES
3.1    Independent Contractor. Consultant is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Consultant. Consultant has no authority to bind Company by contract or otherwise. Consultant will perform Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.
3.2    Taxes and Employee Benefits. Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement. Consultant will be solely responsible for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant pursuant to this Agreement.
3.3    Liability Insurance. Consultant acknowledges that Company will not carry any liability insurance on behalf of Consultant. Consultant will maintain in force adequate liability insurance to protect Consultant from claims of personal injury (or death) or tangible or intangible property damage (including loss of use) that arise out of any act or omission of Consultant.
4.    OWNERSHIP
4.1    Disclosure of Work Product. Consultant will, as an integral part of its performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Consultant Work Product”).
4.2    Ownership of Consultant Work Product. Consultant and Company agree that, to the fullest extent permitted by applicable law, each item of Consultant Work Product will be a work made for hire owned exclusively by Company. Consultant agrees that, regardless of whether an item of Consultant Work Product is a work made for hire, all Consultant Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects, and will execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

4.3    Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Consultant Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right.”
4.4    Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty- free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.
5.    CONFIDENTIAL INFORMATION
For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (ii) the Consultant Work Product; and (iii) the terms and conditions of this Agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of Consultant; (b) was rightfully in Consultant’s possession at the time of disclosure, without restriction as to use or disclosure; or (c) Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. Consultant further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information.
6.    WARRANTIES
6.1    No Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement.
6.2    Performance Standard. Consultant represents and warrants that Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.

6.3    Non-infringement. Consultant represents and warrants that the Consultant Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Consultant Work Product is created, developed or supplied by Company or by a third party on behalf of Company.
6.4    Competitive Activities. During the term of this Agreement, Consultant will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by Company.
6.5    Non-Solicitation of Personnel. During the term of this Agreement and for a period of one (1) year thereafter, Consultant will not directly or indirectly solicit the services of any Company employee or consultant for Consultant’s own benefit or for the benefit of any other person or entity.
6.6    Agreements with Consultant Personnel. Consultant represents and warrants that all Consultant Personnel who perform Services are and will be bound by written agreements with Consultant under which: (i) Consultant owns or is assigned exclusive ownership of all Consultant Work Product; and (ii) Consultant Personnel agree to limitations on the use and disclosure of Confidential Information no less restrictive than those provided in Section 5.
7.    INDEMNITY
Consultant will defend, indemnify and hold Company harmless from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from:
(a)    any action by a third party against Company that is based on a claim that any Services performed under this Agreement, or the results of such Services (including any Consultant Work Product), or Company’s use thereof, infringe, misappropriate or violate such third party’s Intellectual Property Rights; and
(b)    any action by a third party against Company that is based on any act or omission of Consultant and that results in: (i) personal injury (or death) or tangible or intangible property damage (including loss of use); or (ii) the violation of any statute, ordinance, or regulation.
8.    TERM AND TERMINATION
8.1    Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect for nine (9) months, until June 20, 2015.
8.2    Termination for Breach. Either party may terminate this Agreement (including the Statement of Work) if the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days following written notice thereof from the non-breaching party.
8.3    Termination for Convenience. Company may terminate this Agreement (including the Statement of Work) at any time, for any reason or no reason, upon at least ten (10) days written notice to Consultant. Company may also terminate the Statement of Work at any time, for any reason or no reason, upon at least ten (10) days written notice to Consultant. If the Company terminates this Agreement or Statement of Work under this provision, the remaining amount that would have been due under the Statement of Work through June 20, 2015 will become payable within thirty (30) calendar days following the termination of the Agreement.(For clarity, if the Company terminated this Agreement or Statement of Work after the first thirty (30) days, the remaining 8 (8) months retainer would become immediately due and payable to Consultant).
8.4    Effect of Termination. Upon the expiration or termination of this Agreement for any reason: (i) Consultant will promptly deliver to Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any; (ii) Consultant will promptly deliver to Company all Confidential Information in Consultant’s possession or control; and (iii) Company will pay Consultant any accrued but unpaid fees due and payable to Consultant pursuant to Section 2, or if applicable, Section 8.3, pursuant to the terms set forth therein.
8.5    Survival. The rights and obligations of the parties under Sections 2, 3.2, 3.3, 4, 5, 6.5, 6.6, 7, 8.4, 8.5, 9 and 10 will survive the expiration or termination of this Agreement.
9.    LIMITATION OF LIABILITY
9.1    IN NO EVENT WILL COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
10.    GENERAL
10.1    Assignment. Neither Consultant nor Company may assign or transfer this Agreement, in whole or in part, without the other party’s express prior written consent. Any attempt to assign this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns.
10.2    No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Agreement or available at law or in equity or otherwise.
10.3    Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement at law or otherwise.
10.4    Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.
10.5    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Washington, excluding its body of law controlling conflict of laws. Any dispute arising under this Agreement shall be subject to the arbitration clause set forth in Section 9 of the separation agreement to which this Agreement is attached.
10.6    Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.
10.7    Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.
10.8    Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) one (1) business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; or (iii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other party in accordance with this Section.
10.9    Entire Agreement. This Agreement, together with the Statement of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter. In the event of a conflict, the terms and conditions of the Statement of Work will take precedence over the terms and conditions of this Agreement. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.
10.10    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.
COMPANY:
By:
Name: Brian O’Callaghan
Title: President & COO
Date:
CONSULTANT:
By:
Name:
Title:
Date:

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EXHIBIT A
STATEMENT OF WORK
This Statement of Work is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of September 20, 2014, between Acucela, Inc. (“Company”) and Dave Lowrance (“Consultant”).
1.    Description of Services: Transitionary corporate, financial and accounting consultation as directed by the Company.
2.    Payment Terms: Monthly retainer, beginning September 20, 2014 and ending on June 20, 2015 (9 months).
3.    Monthly Retainer Rate: $10,000
4.    Monthly Hours:    Up to 40

AGREED AS OF SEPTEMBER 20, 2014

COMPANY:	CONSULTANT:
By: /s/Brian O'Callaghan	By: /s/Dave Lowrance
Name: Brian O’Callaghan	Name: David L. Lowrance
Title: President & COO	Title: Consultant
Date: September 16, 2014	Date: September 16, 2014

EXHIBIT B
NONDISCLOSURE, INVENTION ASSIGNMENT, NONCOMPETITION AND NONSOLICITATION AGREEMENT

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